Exhibit 99.1

Arsanis Reports Financial Results for Second Quarter 2018

WALTHAM, Mass. and VIENNA, Austria – August 13, 2018 – Arsanis, Inc. (NASDAQ: ASNS), a clinical-stage biopharmaceutical company focused on applying monoclonal antibody (mAb) immunotherapies to address serious infectious diseases, today reported financial results for the second quarter ended June 30, 2018.

“While we remain disappointed regarding the outcome of the interim analysis of our ASN100 Phase 2 clinical trial, our team is working diligently to evaluate the complete dataset from the 154 patients that were enrolled in the trial to better understand the basis for this result,” said René Russo, President and Chief Executive Officer of Arsanis. “We expect to complete this evaluation in the fourth quarter of this year and have ceased further clinical development of ASN100, pending the results of this analysis.”

Dr. Russo continued, “In addition to the ongoing review of the ASN100 clinical trial data and the continued development of our ASN500 program, we intend to continue to support our collaborators across our ASN200 and ASN300 programs, both of which were outlicensed to subsidiaries of Bravos Biosciences, LLC during the first half of 2018. We are also working with our Board of Directors to consider strategic options that may potentially result in changes to our business strategy and future operations.”

“We believe that the approximately $50 million in cash and cash equivalents on-hand at June 30, 2018 provides for sufficient resources to fund our planned operations into the first quarter of 2020,” said Mike Gray, Chief Operating and Chief Financial Officer of Arsanis. “We believe that this cash position will allow us to continue to pursue the development of our ASN500 program while concurrently considering potential strategic options for Arsanis.”

Recent Key Business Developments

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In June 2018, Arsanis announced the discontinuation of its Phase 2 clinical trial of ASN100 for the prevention of S. aureus pneumonia in high-risk, mechanically ventilated patients following the completion of a planned interim analysis by an independent data review committee, or DRC, of unblinded trial data for the first 118 patients enrolled in the trial.  Based on the results of this analysis, the DRC determined that the trial was futile, meaning that it was not likely to meet its primary end-point upon completion, and recommended that the trial be discontinued.  Arsanis intends to complete follow-up visits on all patients dosed in the trial per the study protocol and to evaluate the complete dataset from the 154 patients that were enrolled in the trial upon discontinuation to better understand the basis for this result.  Arsanis has ceased further clinical development of ASN100 pending the completion of this data review and currently does not expect to incur material costs for this program beyond the fourth quarter of 2018.

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August 10, 2018, Arsanis’ board of directors approved a reduction in workforce to reduce operating costs and better align the company’s workforce with the needs of its business following Arsanis’ discontinuation of the clinical development of ASN100. As part of this reduction in workforce, Arsanis plans to eliminate 19 positions across the company, representing approximately 44% of its workforce. Arsanis anticipates that it will substantially complete the implementation of the reduction in workforce by the fourth quarter of 2018.

Arsanis currently estimates that it will incur total expenses relating to the reduction in workforce of approximately $0.6 million, which is comprised of notice and severance payments. Arsanis expects to record these charges in the third and fourth quarters of 2018.

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In June 2018, Arsanis outlicensed mAbs targeting K. pneumoniae discovered by Arsanis in its ASN300 program to a subsidiary of Bravos Biosciences LLC, which will have the exclusive right to conduct further preclinical development activities on the licensed mAbs, with an option to enter into an exclusive global development and commercial license.

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In August 2018, Arsanis entered into an amended and restated grant agreement with the Bill & Melinda Gates Foundation (the “Gates Foundation”), replacing the existing February 2017 grant agreement in its entirety.  The update conforms the agreement to the current Gates Foundation audit, reporting, and other administrative requirements and makes the perpetual license that is granted to the Gates Foundation with respect to any funded developments resulting from the grant agreement irrevocable. All other material terms of the February 2017 grant agreement remain unchanged, including the agreement to provide Arsanis up to $9.3 million to conduct preclinical development of mAbs for the prevention of respiratory syncytial virus (“RSV”) infection in newborns (the “RSV project”).

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In August 2018, Arsanis entered into a separate grant agreement with the Gates Foundation granting Arsanis up to $1.1 million in additional funding to conduct preclinical development activities for the RSV project that were not included in the existing February 2017 grant agreement.

Second Quarter 2018 Financial Results

For the second quarter ended June 30, 2018, Arsanis reported a net loss of $12.1 million, or $0.85 loss per share, as compared to a net loss of $5.7 million, or $11.13 loss per share for the second quarter of 2017.

Operating expenses for the second quarter of 2018 were $12.6 million, as compared to $5.6 million for the second quarter of 2017, and were comprised of the following:

Research and development expenses were $8.9 million for the second quarter of 2018, as compared to $3.9 million for the second quarter of 2017. The increase of $5.0 million was primarily due to an increase of $3.6 million in direct costs for Arsanis’ ASN100 program, an increase of $0.1 million in direct costs for its ASN500 program, and an increase of $1.4 million in unallocated research and development expenses.

General and administrative expenses were $3.7 million for the second quarter of 2018, compared to $1.7 million for the second quarter of 2017. The increase of $1.9 million was primarily related to additional costs associated with operating as a public company, including increases of $0.9 million in personnel costs, primarily due to an increase in headcount and employee compensation, $0.1 million in Board of Directors fees, $0.2 million in insurance fees and $0.7 million in professional fees primarily due to legal and accounting costs.

Other income, net was $0.5 million for the second quarter of 2018, compared to $0.1 million of other expense, net for the second quarter of 2017.

Year-to-Date 2018 Financial Results

For the six months ended June 30, 2018, Arsanis reported a net loss of $22.8 million, or $1.59 loss per share, as compared to a net loss of $11.1 million, or $21.62 loss per share for the six months ended June 30, 2017.

Operating expenses for the six months ended June 30, 2018 were $23.6 million, as compared to $11.5 million for the six months ended June 30, 2017, and were comprised of the following:

Research and development expenses were $17.1 million for the six months ended June 30, 2018, compared to $8.3 million for the six months ended June 30, 2017. The increase of $8.8 million was primarily due to an increase of $6.3 million in direct costs for Arsanis’ ASN100 program, an increase of $0.3 million in direct costs for the Company’s ASN500 program, and an increase of $2.1 million in unallocated research and development expenses.

General and administrative expenses were $6.5 million for the six months ended June 30, 2018, compared to $3.2 million for the six months ended June 30, 2017. The increase of $3.3 million was primarily related to additional costs associated with operating as a public company, including increases of $1.3 million in personnel costs, primarily due to an increase in headcount and employee compensation, $0.3 million in Board of Directors fees, $0.3 million in insurance fees and $1.3 million in professional fees primarily due to legal and accounting costs associated with being a public company.

Other income, net was $0.8 million for the six months ended June 30, 2018, compared to $0.4 million for the six months ended June 30, 2017.

As of June 30, 2018, cash and cash equivalents totaled $49.9 million, with approximately 14.32 million shares of common stock outstanding.

About Arsanis

Arsanis, Inc. is a clinical-stage biopharmaceutical company focused on applying monoclonal antibody (mAb) immunotherapies to address serious infectious diseases. A deep understanding of the pathogenesis of infection, paired with access to some of the most advanced mAb discovery techniques and platforms available today, has positioned Arsanis to further its goal of building and advancing a pipeline of novel mAbs with multiple mechanisms of action and high potency against their intended targets. Arsanis’ pipeline is comprised of mAbs targeting multiple serious bacterial and viral pathogens, including respiratory syncytial virus.

Arsanis is a U.S. company headquartered in Waltham, Massachusetts, with a wholly owned subsidiary that is primarily focused on discovery research in Vienna, Austria (Arsanis Biosciences GmbH).

For more information, please visit the Arsanis website at www.arsanis.com.

ARSANIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$49,940	$76,793
Restricted cash	346	355
Grant and incentive receivables	2,178	1,608
Property and equipment, net	353	421
Prepaid expenses and other assets	4,393	2,077
Total assets	$57,210	$81,254
Liabilities, and stockholders’ equity
Accounts payable, accrued expenses and other liabilities	$6,023	7,681
Unearned income	2,231	2,630
Loans payable, net of discount	11,192	12,236
Total liabilities	19,446	22,547

Stockholders’ equity	37,764	58,707
Total liabilities and stockholders' equity	$57,210	$81,254

ARSANIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$8,930	$3,906	$17,063	$8,297
General and administrative	3,686	1,738	6,503	3,174
Total operating expenses	12,616	5,644	23,566	11,471
Loss from operations	(12,616)	(5,644)	(23,566)	(11,471)
Other income (expense):
Grant and incentive income	516	862	961	1,562
Interest expense	(259)	(444)	(526)	(1,463)
Interest income	225	—	441	—
Change in fair value of warrant liability	—	11	—	11
Change in fair value of derivative liability	—	—	—	762
Loss on extinguishment of debt	—	(462)	—	(462)
Other income (expense), net	1	(28)	(73)	(29)
Total other income (expense), net	483	(61)	803	381
Net loss	(12,133)	(5,705)	(22,763)	(11,090)
Accretion of redeemable convertible preferred stock to redemption value	—	(13)	—	(20)
Net loss attributable to common stockholders	$(12,133)	$(5,718)	$(22,763)	$(11,110)
Net loss per share attributable to common stockholders—basic and diluted	$(0.85)	$(11.13)	$(1.59)	$(21.62)
Weighted average common shares outstanding—basic and diluted	14,304,102	513,900	14,299,288	513,900

Cautionary note regarding forward-looking statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding the development status of our product candidates and programs, the timing and conduct of our analysis of the cumulative unblinded data from the Phase 2 clinical trial of ASN100, our plans regarding our ASN500 program; our plan to consider strategic options that may result in changes to our business strategy and future operations; our collaborations with third parties; expectations regarding the costs associated with our reduction on force; and the sufficiency of our cash and cash equivalents to fund our planned operations. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of important factors, including, but not limited to: our ability to successfully execute on our reduction in force, business plans and strategies; uncertainties inherent in drug development, including the availability and timing of data from preclinical and clinical trials; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities and investigational review boards at clinical trial sites; our  ability to obtain and maintain requisite regulatory approvals and to enroll patients in clinical trials; competitive factors; our ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates we may seek to develop; the availability of cash resources and our need for additional financing; and  other  important risk factors as set forth in filings that we periodically make with the U.S. Securities Exchange Commission, or SEC.  The forward-looking statements contained in this press release reflect the current views of Arsanis, Inc. with respect to future events, and we assume no obligation to update any forward-looking statements except as required by applicable law.

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Media Contact:

W2O Group
Elliot Fox, 212-257-6724

efox@purecommunications.com

Investor Contact:

Michael Gray, 781-819-5201

Chief Operating and Chief Financial Officer

mike.gray@arsanis.com